Exhibit 99.2

NEOTHETICS PROVIDES UPDATE AND PLAN FORWARD FOR LIPO-202 PROGRAM

SAN DIEGO, March 28, 2016— Neothetics, Inc. (NASDAQ: NEOT) today provided an update and plan forward for its LIPO-202 program.

Neothetics plans to initiate a Phase 2 trial with a modified formulation of LIPO-202 in the third quarter of 2016 for the reduction of central abdominal bulging, which the company anticipates having top-line data from in first quarter of 2017. This Phase 2 study will be a randomized, double-blind, placebo-controlled trial designed to assess the efficacy, safety and tolerability of a modified formulation of LIPO-202. Neothetics also plans to initiate a Phase 2 proof of concept study of LIPO-202 for the reduction of localized fat deposits under the chin (submental fat) in the third quarter of 2016, which the company anticipates having top-line data from by year end 2016.

On December 14, 2015, Neothetics announced that LIPO-202 failed to meet its co-primary composite and secondary endpoints in its Phase 3 trials for the reduction of central abdominal bulging. These Phase 3 studies demonstrated near identical results with no bias in sites or subgroups.  A detailed review of these unexpected clinical results identified a number of potential opportunities to improve upon the effectiveness of LIPO-202. Neothetics engaged expert consultants to review the results and subsequently develop a modified formulation of LIPO-202 primarily based upon the drug product formulation used in the Phase 2 RESET study.  Neothetics believes that it should be able to obtain the positive results observed in the Phase 2 RESET clinical trial with the modified formulation.

Following the Phase 3 results, in an effort to reduce expenses the company decreased its headcount from 17 to 9 [full-time] employees.

Summary of Phase 3 Data: Studies AbCONTOUR1 and AbCONTOUR2

Studies AbCONTOUR1 and AbCONTOUR2 were randomized double-blind, placebo-controlled studies designed to assess the efficacy, safety and tolerability of LIPO-202 for the reduction of central abdominal bulging compared to placebo injections. The co-primary endpoints were the proportion of subjects who reported an improvement of at least one point on the Patient-Global Abdominal Perception Scale (P-GAPS) and an improvement of at least two points on the Clinician Photonumeric Scale (CPnS) and the proportion of subjects who reported an improvement of at least two points on the P-GAPS and an improvement of at least two points on the CPnS.  There were 10 – 13% responders on the one-point P-GAPS and two-point CPnS composite endpoint in both placebo and LIPO-202 treatment groups; there were 3 – 5% responders on the two-point P-GAPS and two-point CPnS composite endpoint in both placebo and LIPO-202 treatment groups.  Secondary endpoints included an assessment of

Exhibit 99.2

changes in abdominal circumference and volume as determined by a laser-guided tape measure procedure. Reductions observed in the circumference at the umbilicus and treatment area volume were the same in both the placebo and LIPO-202 treatment groups.  The results of these studies are similar to the results in the placebo groups in the Phase 2 clinical program for LIPO-202 in central abdominal bulging. LIPO-202 continued to show a benign safety profile in these Phase 3 trials. There were no treatment-related serious adverse effects and less than 1% of subjects in each study discontinued due to an adverse event.

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About LIPO-202

LIPO-202 is an injectable formulation of salmeterol xinafoate, a well-known long-acting ß2-adrenergic receptor agonist used in several FDA-approved drugs, including ADVAIR® for asthma. LIPO-202 is designed to be a locally-injected drug that causes localized shrinking of fat cells without any effect on nearby tissues. LIPO-202 activates ß2-adrenergic receptors on fat cells, triggering the metabolism of triglycerides stored in the fat cells, and thereby shrinking them across the treatment area. LIPO-202 clinical research is focused on reducing undesirable localized areas of fat, including central abdominal fat in non-obese patients (stomach rolls) and submental fat (double chin).

About Neothetics, Inc.

Neothetics is a clinical-stage specialty pharmaceutical company focused on development and commercialization of therapeutics for the aesthetic market. Our current focus is on localized fat reduction and body contouring. Neothetics product candidate, LIPO-202, is a potential injectable treatment for undesirable, localized areas of fat that requires no pain management before or after treatment, no downtime, and causes no damage to nearby tissues. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics, Inc. Other names and brands may be claimed as the property of others.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the ability to develop a modified formulation of LIPO-202, timing of conducting and obtaining results from Phase 2 trials with a modified formulation of LIPO-202 whether our modified formulation of LIPO-202 is able to demonstrate positive results,, Neothetics’ plans to research, develop and commercialize LIPO-202 and other product candidates, as well as expected timing for reporting results from clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Neothetics’ current expectations and involve assumptions that may never materialize or may

Exhibit 99.2

prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with clinical trials and obtaining regulatory approval to commercialize LIPO-202 and other product candidates, such as the ability to enroll a sufficient number of patients on a timely bases into clinical trials, the extent to which the clinical trials achieve positive results, product development activities, the need to raise additional funding, when needed, in order to conduct our business, the degree of market acceptance of LIPO-202 by physicians, patients and others in the medical community, our reliance on third parties, including third-party suppliers for manufacturing and distribution of products, regulatory developments in the United States and foreign countries, Neothetics’ ability to obtain and maintain intellectual property protection for LIPO-202 and its product candidates, competition in the aesthetics industry and other market conditions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Neothetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation, Neothetics’ Form 10-K for the year ended [December 31, 2014] and subsequent Quarterly Reports on Form 10-Q.

COMPANY CONTACTS:

Susan A. Knudson

Chief Financial Officer

858-500-7780

sknudson@neothetics.com

Fara Berkowitz, R.Ph, Pharm.D

Senior Director, Investor Relations and Corporate Development

646-494-1589

fberkowitz@neothetics.com